Exhibit 6.3

AMALGAMATED SPECIALTY GROUP HOLDINGS, INC.

2021 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT FOR

INCENTIVE STOCK OPTION

BETWEEN

AMALGAMATED SPECIALTY GROUP HOLDINGS, INC.

AND

Date of Grant:

Number of Shares:

Exercise Price:	$ per share

Option Expiration Date:

INCENTIVE STOCK OPTION AGREEMENT

AGREEMENT, made as of the                     , between AMALGAMATED SPECIALTY GROUP HOLDINGS, INC., a Pennsylvania corporation (the “Corporation”) and                      (the “Optionee”).

1. Grant of Option

Pursuant to the provisions of the Amalgamated Specialty Group Holdings, Inc. 2021 Stock Incentive Plan (the “Plan”) the Corporation hereby grants to the Optionee, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth in this Agreement, the right and Option (the “Option”) to purchase from the Corporation for cash, or for Common Stock subject to the approval of the Committee in the manner set forth in Section 7.2(a) of the Plan, all or any part of an aggregate of              shares of Common Stock at the exercise price of $             per share. Such Option may be exercised as hereinafter provided. All capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Plan.

2. Terms and Conditions

The Option evidenced hereby is subject to the following terms and conditions:

(a)	Expiration Date. Subject to the provisions of Section 2(d), the Option granted hereby shall expire on the option expiration date set forth on the cover page of this Agreement.

(b)

Exercise of Option. No part of this Option may be exercised until the Optionee has remained in the continuous employ of the Corporation or a Subsidiary for a period of              year after the date of grant set forth on the cover page of this Agreement, or such later date as may be specified in an attached Vesting Schedule, including a date that may be tied to the satisfaction of one or more Performance Goals.

This Option may be exercised to the extent the Optionee is entitled to do so in whole at any time, or from time to time in part, prior to the expiration date specified in Section 2(a). Any exercise shall be accompanied by a notice (in the form determined by the Committee) to the Corporation specifying the number of shares as to which the Option is being exercised. If (i) a Change in Control or the Optionee’s death or Disability occurs, or (ii) an event occurs that is designated in the Vesting Schedule as an event causing the vesting of the Option or any portion thereof to accelerate, the Option granted hereby shall become immediately exercisable.

(c)

Payment of Exercise Price upon Exercise. At the time of any exercise, the full exercise price of the shares as to which this Option is exercised shall be paid in cash (or, subject to the conditions and limitations described in Section 7.2 of the Plan, by delivering shares of Common Stock or by delivering a combination of shares of Common Stock and cash equal to the aggregate exercise price of the shares being acquired, determined by reference to the exercise price per share set forth in Section 1) to the Corporation.

(d)	Exercise upon Death, Disability, or Termination of Employment.

(1)

In the event of the death of the Optionee while an employee of the Corporation or a Subsidiary, this Option may be exercised, to the extent that the Optionee was entitled to do so at the date of death, by the person or persons to whom the Optionee’s rights under this Option pass by will or applicable law, or if no such person has such right, by the estate’s executors or administrators, in whole at any time, or from time to time in part, within 12 months from the date of the Optionee’s death, but in no event later than the expiration date specified in Section 2(a).

(2)

In the event the Optionee’s employment with the Corporation or a Subsidiary is terminated by reason of the Optionee’s Disability, this Option may be exercised, to the extent that the Optionee was entitled to do so at the date of termination of employment due to disability, in whole at any time, or from time to time in part, within 12 months after such termination of employment, but in no event later than the expiration date specified in Section 2(a).

(3)

In the event the Optionee’s employment is voluntarily terminated by the Optionee or is terminated by the Corporation or a Subsidiary and such termination constitutes a Termination or Dismissal for Cause, this Option will expire upon such termination of employment or, in the discretion of the Committee, up to three months after the date of such termination of employment, but in no event later than the expiration date specified in Section 2(a).

(4)

In the event the Optionee’s employment terminates by reason of a Change in Control, this Option may be exercised, to the extent that the Optionee was entitled to do so at the date of such Change in Control, in whole at any time, or from time to time in part, within three months after the date of such termination of employment, but in no event later than the expiration date specified in Section 2(a).

(5)

In the event the Optionee’s employment with the Corporation or a Subsidiary is terminated by the Corporation or a Subsidiary other than a Termination or Dismissal for Cause, this Option may be exercised, to the extent that the Optionee was entitled to do so at the date of termination of employment, in whole at any time, or from time to time in part, within three months after the date of such termination of employment, but in no event later than the expiration date specified in Section 2(a).

(6)

Except as otherwise provided in this Agreement, in the event the Optionee’s employment is terminated by the Corporation or a Subsidiary and the Committee deems it equitable to do so, the Committee may in its discretion and subject to the approval of a majority of disinterested members of the Board, waive any continuous service requirements (but not any Performance Goal or Goals) for vesting specified in this Agreement in accordance with the terms of the Plan and permit the exercise of this Option prior to satisfaction of such continuous service requirement. In such event, this Option may be exercised in whole at any time, or from time to time in part, within three months after the date of such termination of employment but in no event later than the expiration date specified in Section 2(a).

(e)

Nontransferability. Without the prior approval of the Committee, this Option shall not be transferable other than by will or by the laws of descent and distribution and this Option shall, during the lifetime of the Optionee, be exercisable only by such Optionee.

(f)

Adjustments. In the event that the shares of Common Stock, as constituted on the date of this Agreement, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation, or if the number of such shares of Common Stock shall be changed through the payment of a stock dividend, stock split, or reverse stock split, then the shares of Common Stock then subject to this Option and the exercise price thereof shall be increased, decreased, or otherwise changed to such extent and in such manner as may be necessary or appropriate to reflect any of the foregoing events. If there shall be any other change in the number or kind of the outstanding shares of the Common Stock, or of any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, and if a majority of the disinterested members of the Board shall, in its sole discretion, determine that such change equitably requires an adjustment to the terms of this Option, then such adjustment shall be made in accordance with such determination. Any adjustment so made shall be final and binding upon the Optionee.

(g)

No Rights as Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares of Common Stock subject to this Option prior to the date of issuance of a certificate or certificates for such shares.

(h)

Compliance with Law and Regulations. This Option and the obligation of the Corporation to sell and deliver shares hereunder shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to issue or deliver any certificates for shares of Common Stock prior to (i) the listing of such shares on any stock exchange on which the Common Stock may then be listed and (ii) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which a majority of the disinterested members of the Board shall, in its sole discretion, determine to be necessary or advisable.

3. Optionee Bound by Plan and Vesting Schedule

The Optionee hereby acknowledges receipt of a copy of the Plan, prospectus and any amendments thereto, and agrees to be bound by all the terms and provisions thereof, which, to the extent relevant, are incorporated herein by reference as part of this Agreement (including, without limitation, the clawback provisions of Section 11.10 of the Plan). In addition, the Optionee acknowledges receipt of a copy of the Vesting Schedule, and agrees to be bound by all the terms and provisions set forth in such Vesting Schedule, which Vesting Schedule is incorporated herein by reference as a part of this Agreement.

4. Withholding of Taxes

The Corporation will require that, as a condition precedent to the exercise of this Option, the Optionee make appropriate arrangements for the withholding of any applicable taxes. The obligation of the Optionee under this Section 4 to provide for the payment of withholding taxes may be satisfied in the manner set forth in Section 11.6 of the Plan.

5. Employment Relationship

Nothing contained in this Agreement or otherwise shall be construed to confer upon the Optionee any right to continue in the employ of the Corporation or any Subsidiary or limit in any respect the right of the Corporation or any Subsidiary to terminate the Optionee’s employment at any time and for any reason. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Corporation and its determination shall be final.

6. Corporation’s Powers

No provision contained in this Agreement shall in any way terminate, modify, or alter, or be construed or interpreted as terminating, modifying, or altering any of the powers, rights, or authority vested in the Corporation or, to the extent delegated, in the Corporation’s delegate, including, without limitation, the right to make certain determinations and elections with respect to the Option.

7. Binding Effect

This Agreement shall be binding upon and inure to the benefit of any successors to the Corporation and all persons lawfully claiming under the Optionee, including any personal representatives of the Optionee.

8. Notices

Any notice hereunder to the Corporation shall be addressed to Amalgamated Specialty Holdings, Inc.,                     , Attention:                     , and any notice hereunder to the Optionee shall be addressed to him or her at the address provided in the personnel records of the Corporation, subject to the right of either party to designate at any time hereafter in writing some other address.

9. Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

10. Severability

The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

11. Qualification as an Incentive Stock Option

It is understood that this Option is intended to qualify as an incentive stock option as defined in Code Section 422 to the extent permitted under applicable law. Accordingly, the Optionee understands that in order to obtain the benefits of an incentive stock option, no sale or other disposition may be made of shares for which incentive stock option treatment is desired within one year following the date of exercise of the Option or within two years from the date of grant. The Optionee understands and agrees that the Corporation shall not be liable or responsible for any additional tax liability the Optionee incurs in the event that the Internal Revenue Service for any reason determines that this Option does not qualify as an incentive stock option within the meaning of the Code.

12. Notification of Disqualifying Disposition

If the Optionee disposes of the shares of Common Stock acquired upon exercise of the Option prior to the expiration of either two years from the grant date set forth on the cover of this Agreement or one year from the date the shares are transferred to the Optionee pursuant to the exercise of the Option, the Optionee shall notify the Corporation in writing within 30 days after such disposition of the date and terms of such disposition. The Optionee also agrees to provide the Corporation with any information concerning any such dispositions as the Corporation requires for tax purposes.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by a duly authorized officer and the Optionee has executed this Agreement, both as of the day and year first above written.

AMALGAMATED SPECIALTY GROUP HOLDINGS, INC.:

By:

OPTIONEE:

Name:

AMALGAMATED SPECIALTY GROUP HOLDINGS, INC.

2021 STOCK INCENTIVE PLAN

Incentive Stock Option Agreement

Vesting Schedule

Optionee Name:

Date of Grant:

Subject to such further limitations as are provided in this Agreement and the provisions of the Plan, this Option shall become exercisable, if at all:

[INSERT APPLICABLE VESTING SCHEDULE, INCLUDING PERFORMANCE GOALS, IF ANY]